Filed pursuant to Rule 424(b)(3)
File number 333-167111
PROSPECTUS SUPPLEMENT NO. 15
(To Prospectus Dated August 10, 2010)

Accuride Corporation
$140,000,000 7.5% Senior Convertible Notes due 2020
Shares of Common Stock
_________________________________________

This prospectus supplement supplements the prospectus dated August 10, 2010, previously supplemented on September 1, 2010, October 8, 2010, November 12, 2010, November 16, 2010, November 18, 2010, November 30, 2010, December 29, 2010, February 2, 2011, February 11, 2011, March 2, 2011, May 3, 2011, July 7, 2011, August 5, 2011 and October 11, 2011 relating to the resale from time to time by holders of (a) our 7.5% Senior Convertible Notes due 2020, which we refer to as the notes, (b) shares of our common stock issuable upon conversion of the notes, (c) certain shares of common stock issued to the parties that backstopped the offering of the notes, whom we refer to as the backstop providers, whether pursuant to the backstop or otherwise, on the effective date of the plan of reorganization confirmed by the bankruptcy court on February 18, 2010 in connection with our emergence from Chapter 11 bankruptcy proceedings and (d) the common stock issuable upon exercise of the warrants issued to certain backstop providers. We refer to the common stock being registered pursuant to clauses (b), (c) and (d) of the preceding sentence collectively as registrable common stock.

This prospectus supplement incorporates into our prospectus the information contained in our attached current report on Form 8-K, which was filed with the Securities and Exchange Commission on October 17, 2011.

You should read this prospectus supplement in conjunction with the accompanying prospectus, including any supplements and amendments thereto.  This prospectus supplement is qualified by reference to the accompanying prospectus except to the extent that the information in the prospectus supplement supersedes the information contained in the accompanying prospectus.

You should carefully consider matters discussed under the caption “Risk Factors” beginning on page 4 of the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus.  Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is October 17, 2011

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
______________________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 11, 2011

ACCURIDE CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	001-32483	61-1109077
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7140 Office Circle, Evansville, IN	47715
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (812) 962-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 5.02.  Departure of Directors or Certain Officers; Appointment of Directors or Certain Officers; Compensatory Arrangements of Certain Officers.

Effective October 11, 2011, James Woodward left his position as Senior Vice President / Finance and Chief Financial Officer of Accuride Corporation (the “Company”).  The Company has agreed to treat Mr. Woodward’s resignation as a separation for “Good Reason” outside of a “Protection Period” under Mr. Woodward’s Severance and Retention Agreement, which is in the form of the Form Severance and Retention Agreement (Tier II Executives) previously filed as an exhibit to Form 10-Q on May 15, 2010.  In addition to the severance payable under, and subject to the terms of, such agreement, the Company also agreed that Mr. Woodward will receive outplacement services.  Pursuant to his Severance and Retention Agreement, Mr. Woodward has agreed to twenty-four (24) month post-employment non-competition and non-solicitation covenants.

Effective October 11, 2011, the Company appointed Greg Risch as Vice President / Interim Chief Financial Officer.  Mr. Risch has served the Company in various capacities over the last 17 years, including as the Company’s Vice President and Chief Accounting Officer from January 2010 through October 2011, Director of Financial Planning and Reporting from January 2008 through December 2009, Assistant Controller from May 2005 to December 2007, Plant Controller from August 2001 through April 2005, General Accounting Manager from April 1999 through July 2001, and Accountant/Analyst from August 1994 through March 1999.  Mr. Risch received a Bachelor of Arts degree from Kentucky Wesleyan College and is a Certified Public Accountant.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACCURIDE CORPORATION

/s/ STEPHEN A. MARTIN	Dated: October 17, 2011
Stephen A. Martin
Senior Vice President / General Counsel

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